EXHIBIT 10.6
COLLECTIVE BRANDS, INC.
SUPPLEMENTARY RETIREMENT ACCOUNT PLAN
As Amended and Restated January 1, 2008

TABLE OF CONTENTS

Section 1. Definitions	1
1.1 Account Balance	1
1.2 Actuarial Equivalent	1
1.3 Associate	1
1.4 Basic Credit	1
1.5 Basic Credit Account	1
1.6 Cause	1
1.7 CEO	2
1.8 Change in Control of the Company	2
1.9 Code	3
1.10 Committee	3
1.11 Company	3
1.12 Company Service	3
1.13 Compensation	4
1.14 Competing Business	4
1.15 Discretionary Credit	5
1.16 Discretionary Credit Account	5
1.17 Effective Date	5
1.18 Employer	5
1.19 Executive Management Member	5
1.20 Fiscal Year	5
1.21 Key Employee	6
1.22 Member	6
1.23 Minimum Benefit	6

1.24 Payless Profit Sharing Plan	6
1.25 Payment Date	6
1.26 Performance Credit	6
1.27 Performance Credit Account	6
1.28 Performance Goal	6
1.29 Performance Measures	6
1.30 Plan Year	7
1.31 Termination of Employment	7
1.32 Transition Credit	7
1.33 Transition Credit Account	7
1.34 Trust	7

Section 2. Membership	7
2.1 Prior Members	7
2.2 New Members	7
2.3 Reemployed Members	8
2.4 Eligibility for Benefits	8

Section 3. Benefits	9
3.1 Transition Credit	9
3.2 Basic Credit	9
3.3 Performance Credit	10
3.4 Discretionary Credit	10
3.5 Vesting	11
3.6 Adjustment of Account Balance	11
3.7 Minimum Benefit	12

3.8 Distributions to Members	12
3.9 Death of Member	14
3.10 Noncompetition	14
3.11 Indirect Payment of Benefits	15
3.12 Withholding	15

Section 4. Administration of the Plan	15
4.1 The Committee	15
4.2 Delegation of Duties	15
4.3 Authority	15

Section 5. Claims Procedure	16
5.1 Claim	16
5.2 Claim Decision	16
5.3 Request for Review	16
5.4 Review of Decision	17

Section 6. Certain Rights and Obligations	18
6.1 Rights of Members and Beneficiaries	18
6.2 Employer-Associate Relationship	18
6.3 Unfunded Nature of Plan	18
6.4 Trust	18

Section 7. Non-Alienation of Benefits	19
7.1 Provisions with Respect to Assignment and Levy	19
7.2 Alternate Application	19

Section 8. Amendment and Termination	19
8.1 Company’s Rights	19
8.2 Rights to Terminate	20

Section 9. Construction	20
9.1 Governing Law	20
9.2 Terms and Headings	20

Collective Brands, Inc. Supplementary Retirement Account Plan
This document constitutes and sets forth the terms of the Collective Brands, Inc. Supplementary Retirement Account Plan, which is an amendment and restatement of the Payless ShoeSource Supplementary Retirement Plan effective as of January 1, 2008.
Section 1. Definitions.
1.1 Account Balance means, with respect to a Member, a credit on the records of the Employer equal to the sum of (i) the Transition Credit Account balance, (ii) the Basic Credit Account balance, (iii) the Performance Credit Account balance, and (iv) the Discretionary Credit Account balance. The Account Balance, and each component thereof, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Member, or his or her designated beneficiary, pursuant to this Plan.
1.2 Actuarial Equivalent means a benefit of equivalent value when computed on the basis of the actuarial principles and tables adopted or otherwise approved by the Committee.
1.3 Associate means any associate of an Employer under the Payless Profit Sharing Plan.
1.4 Basic Credit means, for any one Plan Year, the amount determined in accordance with Section 3.2.
1.5 Basic Credit Account means (i) the sum of the Member’s Basic Credits, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Member’s Basic Credit Account, less (iii) all distributions made to the Member or his or her beneficiary pursuant to this Plan that relate to the Member’s Basic Credit Account.
1.6 Cause means:
     (a) the willful and continued failure by the Member to substantially perform his or her duties with the Company or an Employer (other than any such failure resulting from disability or, in the case of a Member with whom the Company or an Employer has entered into a change in control agreement providing for termination of employment for good reason following a Change in Control of the Company, any such actual or anticipated failure after the Member notifies the Company or an Employer of circumstances constituting good reason which occur after a Change in Control of the Company) after a written demand for substantial performance is delivered to the Member by the Company or Employer, which demand specifically identifies the manner in which the Company or Employer believes the Member has not substantially performed his or her duties, or

     (b) the willful engaging by the Member in conduct that is demonstrably and materially injurious to the Company or Employer, monetarily or otherwise;
provided, however, that a Termination of Employment shall not be deemed for Cause if the Member’s employment agreement with the Company provides a definition of “cause” under which “cause” has not occurred. For the purposes of this Section 1.6, “good reason” has the meaning set forth in the change in control agreement between the Member and the Company or an Employer, if any.
1.7 CEO means the Company’s Chief Executive Officer.
1.8 Change in Control of the Company means:
     (a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.8(a), none of the following shall constitute a Change of Control: (i) any acquisition directly from the Company of 30% or less of Outstanding Company Common Stock or Outstanding Company Voting Securities provided that at least a majority of the members of the board of directors of the Company following such acquisition were members of the Incumbent Board at the time of the Board’s approval of such acquisition, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (iv) any acquisition by the Company which, by reducing the number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities, increases the proportionate number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities beneficially owned by any Person to 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, however, that, if such Person shall thereafter become the beneficial owner of any additional shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and beneficially owns 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities, then such additional acquisition shall constitute a Change of Control;
     (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     (c) A reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) is consummated, in each case, unless, immediately following such Business Combination, (A), more than 50%, respectively, of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of (x) the corporation resulting from such Business Combination or (y) a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, is represented by the Outstanding Company Common Stock and the Outstanding Company Voting Securities (or, if applicable, is represented by shares into which Outstanding Company Common Stock or Outstanding Company Voting Securities were converted pursuant to such Business Combination) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
     (d) The stockholders of the Company approve of a complete liquidation or dissolution of the Company.
1.9 Code means the Internal Revenue Code of 1986, as amended from time to time.
1.10 Committee means (i) for purposes of establishing and determining the satisfaction of Performance Goals under Sections 1.28 and 3.3, the Compensation, Nominating and Governance Committee of the board of directors of the Company, and (ii) for all other purposes under the Plan, the committee established by Section 4 of this Plan.
1.11 Company means Collective Brands, Inc., a Delaware corporation, and any other organization which may be a successor to it.

1.12 Company Service means years of service during employment with an Employer, any other subsidiary of the Company or any other affiliated company, determined using the elapsed time method. Members shall receive a year of Company Service on each anniversary date of their commencement of employment with an Employer, subject to any limitations or restrictions as may be imposed in connection with such Employer’s adoption of the Plan; provided, however, that Company Service shall also include service with The May Department Stores Company for a Member who commenced employment with Payless ShoeSource, Inc.:
     (a) on or before May 4, 1996, or
     (b) prior to January 1, 1999 and received credit for service with The May Department Stores Company for benefits purposes at the time of the Member’s initial employment with Payless ShoeSource, Inc.
     In the event of a Member’s Termination of Employment and subsequent reemployment by an Employer, any other subsidiary of the Company or any other affiliated company:
     (c) within 31 days, Company Service shall include the period between such Termination of Employment and such reemployment and Company Service earned prior to such Termination of Employment;
     (d) after 31 days but within one year, Company Service shall not include the period between such Termination of Employment and such reemployment, but shall include Company Service earned prior to such Termination of Employment; or
     (e) after one year, Company Service shall not include the period between such Termination of Employment and such reemployment, and Company Service earned prior to such Termination of Employment shall be forfeited.
1.13 Compensation means base salary and any annual incentive payment received by an Associate from any Employer during any Plan Year, including amounts not otherwise includable in the Member’s taxable income pursuant to Code Section 125 or 402(e)(3), and amounts subject to the Collective Brands, Inc. Deferred Compensation Plan. Compensation shall not include any discretionary or special cash awards, including, but not limited to, retention, spot awards, home sale bonuses, CEO discretionary cash awards and sign on bonuses.
1.14 Competing Business includes for purposes of this Plan, but is not limited to, the following:
     (a) any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) that sells footwear and/or accessories at retail to consumers at price points competitive, or likely to be competitive, with the Company (e.g. including, without limitation, Wal-Mart Stores, Inc., Sears Holdings Corporation, Target Corporation, Shoe Zone Limited, Bata Limited, Aldo Shoes, Inc., Genesco, Inc., Footlocker, Inc., Brown Shoe Company, Inc., Shoe Carnival, Inc., Kohl’s Corporation, Liz Claiborne Inc., Big 5 Sporting Goods Corporation, and J.C. Penney Company, Inc.) within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers;
     (b) any franchising or wholesaling business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at wholesale to franchisees, retailers or other footwear distributors located within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States, or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers;
     (c) any footwear and/or accessory manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) that sells footwear and/or accessories to retailers or other footwear distributors located within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States, or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers (e.g. including without limitation, Nine West Shoes, Dexter Shoe Company, Liz Claiborne Inc., Wolverine World Wide, Inc., The Timberland Company, Nike, Inc., Reebok International Ltd., K-Swiss Inc. and Adidas Salomon AG); or
     (d) any business that provides buying office services to any store or group of stores or businesses referred to in (a), (b) and (c) above.
1.15 Discretionary Credit means, for any one Plan Year, the amount determined in accordance with Section 3.4.
1.16 Discretionary Credit Account means (i) the sum of the Member’s Discretionary Credits, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Member’s Discretionary Credit Account, less (iii) all distributions made to the Member or his or her beneficiary pursuant to this Plan that relate to the Member’s Discretionary Credit Account.
1.17 Effective Date means January 1, 2008. The Plan was originally effective on May 4, 1996.

1.18 Employer means the Company and, if authorized by the Company to participate herein, any subsidiary of the Company or any other affiliated company which elects to participate herein.
1.19 Executive Management Member means any Member who is employed by an Employer in a position at the level of Vice President or above.
1.20 Fiscal Year means the fiscal year of the Company.
1.21 Key Employee shall means any Member who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Members who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period. For purposes of determining whether a Member is a Key Employee, the definition of compensation set forth in Treasury Regulation Section 1.415(c)-2(a) shall be applied [without respect to any safe harbor provided in Section 1.415(c)-2(d), without respect to the special timing rules in Section 1.415(c)-2(e), and without respect to any of the special rules in Section 1.415(c)-2(g)].
1.22 Member means any person included in the membership of the Plan as provided in Section 2.
1.23 Minimum Benefit means the amount determined in accordance with Section 3.7.
1.24 Payless Profit Sharing Plan means the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan, as amended from time to time, and any other successor retirement plan which may be designated by the Committee, including the Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates.
1.25 Payment Date means January 1 or July 1 of any Plan Year; provided, however, that payment on any subsequent day during the same Plan Year shall constitute payment on the applicable Payment Date.
1.26 Performance Credit means, for any one Plan Year, the amount determined in accordance with Section 3.3.
1.27 Performance Credit Account means (i) the sum of the Member’s Performance Credits, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Member’s Performance Credit Account, less (iii) all distributions made to the Member or his or her beneficiary pursuant to this Plan that relate to the Member’s Performance Credit Account.

1.28 Performance Goal means the goal or goals established with respect to the Executive Management Members for a Plan Year by the Committee pursuant to Section 3.3.
1.29 Performance Measures means any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units, groups, or any Employer, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings; operating earnings; operating margin; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; revenues; sales; market share; economic value added; expense reduction levels; stock price; total shareholder return and operating income. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in a year or years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. For any Plan Year, the Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, or stock dividends, or stock splits or combinations.
1.30 Plan Year means the period between January 1st and December 31st of each year.
1.31 Termination of Employment means a Member’s separation from service with all Employers, other subsidiaries of the Company and other affiliated companies, involuntarily or voluntarily, for any reason other than death, as determined in accordance with Code Section 409A.
1.32 Transition Credit means the amount determined in accordance with Section 3.1.
1.33 Transition Credit Account means (i) the Member’s Transition Credit, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Member’s Transition Credit Account, less (iii) all distributions made to the Member or his or her designated beneficiary pursuant to this Plan that relate to the Member’s Transition Credit Account.
1.34 Trust means one or more trusts, commonly referred to as a “rabbi trust,” established between the Company and the trustee named therein, as amended from time to time.

Section 2. Membership.
2.1 Prior Members. Each Associate who was a Member on December 31, 2007, under the terms and conditions of the Plan in effect on such date, shall continue to be a Member on the Effective Date.
2.2 New Members. On or after the Effective Date, each Associate not described in Section 2.1 shall become a Member hereunder on January 1 of the first Plan Year (or such earlier date determined by the Committee, in its sole discretion) on or after the date that both of the following requirements are satisfied:
     (a) such Associate is employed by an Employer in a position at the level of Director or above; and
     (b) such Associate’s base salary in effect on December 31 of the immediately preceding Plan Year (or such other date determined by the Committee, in its sole discretion) equaled or exceeded 150% of the dollar amount in effect under Code Section 414(q) for such Plan Year or such larger amount that the Committee, in its sole discretion, determines for such Plan Year;
provided, however, that any Associate who is employed by an Employer that is organized under the laws of any country other than the United States, or who participates in the retirement or pension scheme of any such country, shall not be eligible to become a Member; provided, however, that if an Associate is not employed by an Employer on the date the requirements under this Section 2.2 are satisfied, such Associate shall not become a Member until the date he or she becomes employed by an Employer; provided, however, the CEO as of the Effective Date shall not be a Member; provided, however, that an Associate shall not become a Member if an employment agreement between such Associate and an Employer provides that such Associate shall not become a Member; provided, however, that, on or before the date an Associate would otherwise become a Member under this Section 2.2, the Committee may, in its sole discretion, exclude such Associate from membership in the Plan (and, in its sole discretion, the Committee may designate any such Associate as a Member as of any subsequent date that the Committee determine, provided that such Associate satisfies the requirements under this Section 2.2 on such date).
2.3 Reemployed Members. In the event of a Member’s Termination of Employment and subsequent reemployment by an Employer:
     (a) if such reemployment occurs within one year after the date of such Termination of Employment, such former Member shall resume active membership in the Plan on the date of such reemployment, provided that such former Member is reemployed in a position at the level of Director or above and his or her base salary in effect upon such reemployment equals or exceeds the dollar amount determined under Section 2.2(b) for the immediately preceding Plan Year;

     (b) if such reemployment occurs more than one year after the date of such Termination of Employment, or such former Member is reemployed in a position below the level of Director or his or her base salary in effect upon such reemployment is less than the dollar amount determined under Section 2.2(b) for the immediately preceding Plan Year, such former Member must subsequently satisfy the requirements set forth in Section 2.2 to resume active membership in the Plan on January 1 of the first Plan Year on or after the date such requirements are satisfied.
If any such former Member is receiving annual installment payments under the Plan, such payments shall continue following reemployment and, if such former Member resumes active membership in the Plan, a new Account Balance shall be established for such former Member in accordance with the applicable terms and conditions of the Plan.
2.4 Eligibility for Benefits. Notwithstanding anything herein to the contrary, with respect to any Member (whether described in Section 2.1, 2.2 or 2.3), on the date:
     (a) such Member is transferred to any subsidiary of the Company or any other affiliated company which is not an Employer, or
     (b) such Member is demoted to a position below the level of Director, such Member shall cease to be eligible for any Basic Credit, Performance Credit or Discretionary Credit for any Plan Year ending on or after such date, except as otherwise provided in Section 3.2, 3.3 or 3.4, unless such Member subsequently satisfies the requirements set forth in Section 2.2 to resume active membership in the Plan on January 1 of the first Plan Year on or after the date such requirements are satisfied. Notwithstanding anything herein to the contrary, a Member whose base salary is reduced to less than the dollar amount determined under Section 2.2(b) for the immediately preceding Plan Year shall remain eligible for Basic Credits, Performance Credits and Discretionary Credits, in accordance with the applicable provisions of the Plan, unless the Committee determines, in its sole discretion, that such continued eligibility would result in the Plan ceasing to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Section 3. Benefits.
3.1 Transition Credit. As of the Effective Date, the Employer shall credit the greatest of the following amounts to the Transition Credit Account of a Member described in Section 2.1:
     (a) The Actuarial Equivalent of the annual supplementary retirement benefit payable to such Member upon attainment of age 65 (or, if later, on the Effective Date), based on such Member’s Average Annual Compensation, Plan Service, Annual Estimated Social Security Benefits, Annual Retirement Benefits Offset and Annual Minimum Benefit Amount as determined as of the day immediately preceding the Effective Date in accordance with the provisions of the Plan in effect on such date.
     (b) An amount equal to the product of 5% of such Member’s base salary in effect on the Effective Date multiplied by such Member’s Plan Service prior to the Effective Date, as determined in accordance with the provisions of the Plan in effect on such date.
     (c) In the case of a Member whose projected Account Balance upon attainment of age 65 would be less than the Actuarial Equivalent of the projected annual supplementary retirement benefit payable to such Member upon attainment of age 65 under the terms of the Plan in effect on the day immediately preceding the Effective Date, as determined in accordance with such assumptions and methodology as are prescribed by the Committee, an amount that would limit such reduction to 25%; provided, however, this Section 3.1(c) shall apply only in the case of a Member (i) whose age plus years of Plan Service as of the day immediately preceding the Effective Date, as determined in accordance with the provisions of the Plan in effect on such date, equals or exceeds 55, and (ii) who has completed at least five years of such Plan Service as of the day immediately preceding the Effective Date.
3.2 Basic Credit. For each Plan Year ending after the date an Associate becomes a Member, the Employer shall credit to the Basic Credit Account of such Member an amount equal to 5% of such Member’s Compensation for such Plan Year; provided, however that no such amount shall be credited for a Plan Year in the case of a Member (i) who is not employed by an Employer, any other subsidiary of the Company or any other affiliated company on December 31 of such Plan Year, unless otherwise determined by the Committee, in its sole discretion, in the case of a Member whose Termination of Employment is not due to Cause, or (ii) who is demoted to a position below the level of Director during such Plan Year, unless otherwise determined by the Committee, in its sole discretion; provided, however, the Committee may, in its sole discretion, reduce the amount of the Basic Credit for any Plan Year for any Member for any nondiscriminatory reason. If a Member commences membership during a Plan Year on a date other than January 1, such Member’s Basic Credit for such Plan Year for such Plan Year shall be based on Compensation paid on or after the date such membership commences. The Basic Credit for the Plan Year in which a Member is transferred to any subsidiary of the Company or any other affiliated company which is not an Employer shall be based on Compensation paid on or before the date of such transfer, demotion or reduction. The Basic Credit for any Plan Year shall be credited to a Member’s Basic Credit Account as of a date in the following Plan Year determined by the Committee that is not later than April 15.
3.3 Performance Credit. Within 90 days after the commencement of each Fiscal Year, the Committee shall, in writing, determine for such Fiscal Year the Performance Goal or Performance Goals applicable to each Executive Management Member based on one or more Performance Measures. If, upon completion of the Fiscal Year, the Committee determines that such Performance Goal or Performance Goals applicable to any Executive Management Member have been satisfied, the Employer shall credit to Performance Credit Account of such Executive Management Member:
     (a) in the case of an Executive Management Member who is employed in a position at the level of Vice President, an amount equal to 5% of such Executive Management Member’s Compensation for such Fiscal Year (or for the portion of the Fiscal Year during which such Executive Management Member is employed at such level); and
     (b) in the case of an Executive Management Member who is employed in a position above the level of Vice President, an amount equal to 10% of such Executive Management Member’s Compensation for such Fiscal Year (or for the portion of the Fiscal Year during which such Executive Management Member is employed at such level);
provided, however that no such amount shall be credited for a Fiscal Year in the case of an Executive Management Member (i) who is not employed by an Employer, any other subsidiary of the Company or any other affiliated company on the last day of such Fiscal Year, unless otherwise determined by the Committee, in its sole discretion, in the case of an Executive Management Member whose Termination of Employment is not due to Cause, or (ii) who is demoted to a position below the level of Vice President, unless otherwise determined by the Committee, in its sole discretion. The Performance Credit for any Fiscal Year shall be credited to an Executive Management Member’s Performance Credit Account as of a date in the following Fiscal Year determined by the Committee that is not later than April 15.
3.4 Discretionary Credit. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit to the Discretionary Credit Account of any Member (including, solely for purposes of this Section 3.4, any former Member who has been transferred to any subsidiary of the Company or any other affiliated company which is not an Employer) any amount it desires. The amount so credited to a Member may be smaller or larger than the amount credited to any other Member, and the amount credited to any Member for a Plan Year may be zero, even though one or more other Members are credited with a Discretionary Credit for that Plan Year. The Discretionary Credit for any Plan Year shall be credited to a Member’s Discretionary Credit Account as of the date determined by the Employer.
3.5 Vesting.
     (a) A Member shall become vested in his or her Transition Credit Account, if any, upon the later of attainment of age 55 and completion of five years of Company Service.
     (b) A Member shall become vested in his or her Basic Credit Account, Performance Credit Account and Discretionary Account, as applicable, in accordance with the following schedule:

Years of Company Service	Vested Percentage
Fewer than 5 years	0%
5 years	50%
6 years	60%
7 years	70%
8 years	80%
9 years	90%
10 years or more	100%
     (c) Notwithstanding anything to the contrary contained in subsection (a) or (b), a Member’s Account Balance shall immediately become 100% vested in the event of a Change in Control of the Company.
     (d) The nonvested portion of a Member’s Account Balance shall be forfeited immediately upon such Member’s death or Termination of Employment. If such Member is reemployed by an Employer, any other subsidiary of the Company or any other affiliated company within one year following Termination of Employment, the amount of his or her Account Balance which was forfeited shall be restored on the date of such reemployment without adjustment for any interest that would otherwise have been credited under Section 3.6 following Termination of Employment.
3.6 Adjustment of Account Balance.
     (a) A Member’s Transition Credit Account and the nonvested portion of a Member’s Basic Credit Account, Performance Credit Account and Discretionary Credit Account shall be credited with interest for each Plan Year at a rate determined by the Committee, in its sole discretion, for such Plan Year. Such interest shall be credited as of such dates as shall be determined by the Committee, in its sole discretion
     (b) The vested portion of a Member’s Basic Credit Account, Performance Credit Account and Discretionary Credit Account (“Vested Accounts”) shall be credited with earnings or debited for losses based on the performance of investment funds designated by the Committee, in its sole discretion, from time to time. Such earnings or losses shall be credited or debited as of such dates as shall be determined by the Committee, in its sole discretion.
          (i) A Member may elect, in increments of 1%, the percentage of his or her Vested Accounts which shall have earnings credited or losses debited based on the performance of each such investment fund, in accordance with rules and procedures established by the Committee. Any such election may be changed by the Member as of such dates as shall be determined by the Committee, in its sole discretion.

          (ii) In the event a Member fails to make the election described in paragraph (i), such Member’s Vested Accounts shall have earnings credited or losses debited based on the performance of one or more such investment funds as determined by the Committee, in its sole discretion.
          (iii) Notwithstanding the foregoing, neither the Employer nor, if applicable, the trustee of the Trust shall be required to actually invest a Member’s Vested Accounts in the investment funds elected by such Member. If any such investment is made, no Member shall have any rights or interest therein, and Members shall at all times remain unsecured creditors of the Employer.
3.7 Minimum Benefit. A Minimum Benefit shall be determined for each Member described in Section 2.1 who has attained age 55 and completed at least five years of Plan Service as of the day immediately preceding the Effective Date, as determined in accordance with the provisions of the Plan in effect on such date. The amount of the Minimum Benefit shall be equal to the Actuarial Equivalent of the annual supplementary retirement benefit immediately payable to such Member if such Member’s Termination of Employment occurred on the Effective Date, based on such Member’s Average Annual Compensation, Plan Service, Annual Estimated Social Security Benefits, Annual Retirement Benefits Offset and Annual Minimum Benefit Amount as determined as of the day immediately preceding the Effective Date in accordance with the provisions of the Plan in effect on such date. A Member’s Minimum Benefit (i) shall be fully vested at all times, and (ii) is a frozen amount which shall not be credited with interest or earnings or debited for losses. Notwithstanding anything herein to the contrary, the amount distributed under the Plan with respect to any Member described in this Section 3.7 shall not be less than his or her Minimum Benefit.
3.8 Distributions to Members. Following Termination of Employment, a Member’s vested Account Balance or, if greater, his or her Minimum Benefit, if any, shall be distributed in accordance with the following:
     (a) A Member may elect in writing, on a form prescribed by the Committee (or in an electronic format acceptable to the Committee), to receive his or her Account Balance in the form of (i) a single lump sum payment, or (ii) annual installment payments over a period not to exceed 15 years as approved by the Committee, with each annual installment payment equal to the amount determined by dividing the Member’s Account Balance on each applicable Payment Date by the number of annual installments remaining to be paid. Such election must be received by the Committee (i) prior to the Effective Date in the case of a Member described in Section 2.1, or (ii) no later than 30 days after commencement of membership in the Plan in the case of a Member described in Section 2.2 (or, in the case of any such Member who previously participated in a nonqualified deferred compensation plan aggregated with this Plan under Section 409A, prior to the Plan Year in which membership in the Plan commences). If a Member fails to timely make an election under this subsection (a), such Member shall be deemed to have elected to receive his or her Account Balance in the form of a single lump sum payment. Except as otherwise provided in this subsection (a)

or subsection (d), any election under this subsection (a) shall be irrevocable. If permitted by the Committee, a Member may, prior to the beginning of each Plan Year, make a separate election regarding the form of payment for amounts attributable to his or her Basic Credits, Performance Credits and Discretionary Credits for such Plan Year; provided, however, that a Member’s election under this subsection (a) shall remain in effect with respect to such amounts for subsequent Plan Years unless changed by such Member in accordance with the foregoing for any such Plan Year.
     (b) Notwithstanding anything to the contrary in subsection (a), in the case of a Member described in Section 3.7, such Member shall receive an amount equal to his or her Minimum Benefit in 10 equal annual installment payments. Any such Member’s election under subsection (a) shall apply to the amount of his or her Account Balance in excess of the Minimum Benefit, if any.
     (c) Except as otherwise provided in subsection (d), payments under subsection (a) or (b) shall be made or commence (i) in the case of a Key Employee, on the first Payment Date coinciding with or next following the date which is six months after the date of his or her Termination of Employment, or (ii) in the case of any other Member, on the first Payment Date coinciding with or next following the date of his or her Termination of Employment. In the case of installment payments, such payments shall continue on the same Payment Date in each subsequent Plan Year for the period elected by the Member.
     (d) A Member may make a new election under subsection (a) with respect to his or her Transition Credit Account and amounts attributable to his or her Basic Credits, Performance Credits and Discretionary Credits for prior Plan Years. Any such election must be received by the Committee at least 12 months before the Payment Date on which payment would otherwise be made or commence under subsection (c). Payment pursuant to any such new election shall be made or commence on the Payment Date which is five years after the Payment Date on which payment would otherwise have been made or commenced. This subsection (d) shall not apply with respect to an amount equal to a Member’s Minimum Benefit, if any.
     (e) Notwithstanding anything in Section 3.8 to the contrary, in the event a Member’s vested Account Balance, plus his or her vested interest in any other nonqualified deferred compensation plan aggregated with the Plan under Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) in effect on the date of his or her Termination Employment (or, in the case of a Key Employee, the date which is six months after the date of his or her Termination of Employment), such Member shall receive his or her vested Account Balance in a single lump sum payment on such date; provided, however, that this subsection (e) shall only be applicable if such Member’s interest in any other nonqualified deferred compensation plan aggregated with the Plan under Code Section 409A is also paid in a single lump sum on such date.

3.9 Death of Member.
     (a) If a Member dies prior to Termination of Employment, or after Termination of Employment but prior to the Payment Date on which payments would otherwise be made or commence under Section 3.8, such Member’s vested Account Balance or, if applicable, Minimum Benefit shall be paid to his or her designated beneficiary in a single lump sum on the first Payment Date following the date of such Member’s death.
     (b) If a Member dies after commencing receipt of annual installment payments of his or her vested Account Balance or, if applicable, Minimum Benefit, the remainder of such vested Account Balance or Minimum Benefit shall be paid to such Member’s designated beneficiary in a single lump sum on the first Payment Date following the date of such Member’s death.
     (c) Each Member shall have the right, at any time, to designate one or more persons or entities as beneficiaries (both primary and contingent) to receive payments under the Plan in the event of such Member’s death. Any designation of a beneficiary must be made in writing on a form prescribed by the Committee, and must be received by the Committee prior to the Member’s death. A Member may change his or her designated beneficiary at any time in accordance with the foregoing, and any such new beneficiary designation shall cancel any prior beneficiary designation. If a Member fails to designate a beneficiary in accordance with the foregoing, or if all of a Member’s designated beneficiaries predecease such Member or die prior to the Payment Date determined under subsection (b), such Member’s designated beneficiary shall be deemed to be his or her estate.
3.10 Noncompetition. It is recognized that a Member’s duties during the period of employment with the Company or an Employer entail the receipt of confidential information concerning not only the current operations and procedures of the Company or an Employer but also its short-range and long-range plans. If (A) the Member during any portion of the period of two (2) years following his or her Termination of Employment (1) has an aggregate investment (as determined from time to time) in a Competing Business equal to at least the greater of (i) $100,000, (ii) 1% in value of such Competing Business, or (iii) such greater amount as the Committee may establish on a case by case basis, or (2) personally renders services to a Competing Business in any manner, including without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof, and (B) the Committee determines, in its sole discretion, that such investment or rendering of personal services is contrary to the best interests of the Company, then all rights to receive any payment of his or her Account Balance or Minimum Benefit under the Plan shall immediately cease, and the Member shall be obligated to repay to the Employer any payments previously received under the Plan, if the Member does not reduce such aggregate investment to an amount permitted hereunder or cease rendering such personal services, within 60 days of receipt of written notice of such determination from the Committee. The term “value” as used herein shall mean the net worth of such Competing Business, as disclosed by the balance sheet of such Competing Business, as of the close of the last preceding fiscal year; provided, however, that with respect to an investment in stock or other securities of a Competing Business, if such stock or other securities are part of a class of stock or other securities listed on any stock exchange, the term “value” shall mean the market value of such class of stock or other securities of such Competing Business, as of the date of any such determination by the Committee.
3.11 Indirect Payment of Benefits. If any Member or his or her designated beneficiary is, in the judgment of the Committee, legally, physically or mentally incapable or incompetent, payment may be made to the guardian or other legal representative of such Member or designated beneficiary or, if there be none, to such other person or institution who or which, in the opinion of the Committee, based on information furnished to the Committee, is then maintaining or has custody of such Member or designated beneficiary. Such payment shall constitute a full discharge with respect thereto.
3.12 Withholding. The Employer shall withhold from amounts otherwise payable under this Plan any amounts required to be withheld under federal, state or local law or regulations, such amounts to be remitted on a timely basis to the appropriate governmental authorities. When a Member becomes vested in any portion of his or her Account Balance, the Employer shall withhold from the Member’s Compensation, in a manner determined by the Employer, the Member’s share of FICA and other employment taxes on such vested portion of his or her Account Balance; provided, however, if necessary, the Committee may reduce the vested portion of the Member’s Account Balance in order to comply with such withholding obligation.
Section 4. Administration of the Plan.
4.1 The Committee. Except as otherwise provided herein, the Plan shall be administered by the Committee constituted under the Payless Profit Sharing Plan.
4.2 Delegation of Duties. In the administration of the Plan, the Committee may, from time to time, appoint agents and delegate to such agents and to the Administrative Subcommittee such duties as it considers appropriate and to the extent that such duties have been so delegated, the Administrative Subcommittee or agent, as the case may be, shall be exclusively responsible for the proper discharge of such duties. The Committee, the Administrative Subcommittee or any agent may from time to time consult with counsel who may be counsel to the Company.
4.3 Authority. Any decision or action of the Committee (or, with respect to any duty delegated to it, any decision or action of the Administrative Subcommittee or of a duly appointed agent) in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be in its absolute discretion and shall be final, conclusive and binding upon all persons having any interest in the Plan.

Section 5. Claims Procedure.
5.1 Claim. A Member, beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with a committee consisting of the Vice President/Human Resources Solutions, the Director of Benefits and the Director of Compensation (the “Review Committee”) setting forth his or her claim. The request must be addressed to: Vice President/Human Resources Solutions, c/o Collective Brands, Inc. 3231 East Sixth Street, Topeka, Kansas 66607.
5.2 Claim Decision. Upon receipt of a claim, the Review Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than 90 days, and shall, in fact, deliver such reply within such period. However, the Review Committee may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Review Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Review Committee expects to render the benefit determination. If the claim is denied in whole or in part, the Review Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
     (a) the specific reason or reasons for the denial;
     (b) the specific references to pertinent Plan provisions on which the denial is based;
     (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;
     (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and
     (e) the time limits for requesting a review of the denial under Section 5.3 hereof and for the actual review of the denial under Section 5.4 hereof.
5.3 Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the Review Committee’s prior determination. Such request must be addressed to the Committee, c/o Collective Brands, Inc. 3231 East Sixth Street, Topeka, Kansas 66607. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all non-privileged documents, records and other information which (i) was relied upon by the Review Committee in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Review Committee making its initial claims decision, without regard to whether such information was actually relied upon by the Review Committee in making its decision or (iii) demonstrates compliance by the Review Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Review Committee’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.
5.4 Review of Decision. Within a reasonable period of time, ordinarily not later than 60 days, after the Committee’s receipt of a request for review, it will review the Review Committee’s prior determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Committee extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information. The Committee has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Committee decides in its discretion that the Claimant is entitled to such benefits. The decision of the Committee shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant. If the Committee makes an adverse benefit determination on review, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
     (a) the specific reason or reasons for the denial;
     (b) the specific references to pertinent Plan provisions on which the denial is based;
     (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all non-privileged documents, records and other information which (i) was relied upon by the Committee in making its decision, (ii) was submitted, considered or generated in the course of the Committee making its decision, without regard to whether such information was actually relied upon by the Committee in making its decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and
     (d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.
Section 6. Certain Rights and Obligations.
6.1 Rights of Members and Beneficiaries. The rights of the Members, their designated beneficiaries and other persons are hereby expressly limited as set forth herein and shall be determined solely in accordance with the provisions of the Plan. The full payment of the applicable benefit under the Plan shall completely discharge all obligations of the Company and any Employer to a Member and his or her designated beneficiary.
6.2 Employer-Associate Relationship. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Associate or any other person for a continuation of employment or as interfering with or affecting in any manner the right of the Company or any Employer to discharge any Associate or otherwise act with relation to such Associate. The Company or an Employer may take action (including discharge) with respect to any Associate or other person and may treat him or her without regard to the effect which such action or treatment might have upon him or her under the Plan.
6.3 Unfunded Nature of Plan. The Plan shall be unfunded. Neither an Employer nor the Committee shall be required to segregate any assets in connection with benefits provided by the Plan. Neither the Company, an Employer nor the Committee shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Company or an Employer to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan and shall be only a claim against the general assets of the Company or the Employer, and no such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Company or any Employer.
6.4 Trust.
     (a) Each Employer may, but is not obligated to, transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Account Balances and Minimum Benefits for such Employer’s Members as of the date of such transfer.
     (b) The provisions of the Plan shall govern the rights of a Member to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the

Employers, Members and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.
     (c) Each Employer’s obligations under the Plan maybe satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
Section 7. Non-Alienation of Benefits.
7.1 Provisions with Respect to Assignment and Levy. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same shall be void; nor shall any such benefit be in any manner liable for or, subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided herein.
7.2 Alternate Application. If any Member or designated beneficiary under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, except as specifically provided herein, or any benefit shall be levied upon, garnished or attached, then such benefit shall, in the discretion of the Committee, cease, and in that event the Committee may hold or apply the same or any part thereof to or for the benefit of such Member or designated beneficiary, spouse, children or other dependents, or any of them, or in such other manner and in such proportion as the Committee may deem proper.
Section 8. Amendment and Termination.
8.1 Right to Amend. The Company reserves the right at any time and from time to time in its sole discretion to modify or amend in whole or in part any or all of the provisions of the Plan, provided that no amendment shall reduce any Member’s vested Account Balance or Minimum Benefit, as applicable, as of the date of such amendment. Notwithstanding anything provided to the contrary in this Section 8.1 or Section 8.2, following a Change in Control of the Company the Plan may not be amended or terminated in a manner that would adversely affect the rights of any Member to his or her Account Balance. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts credited under the Plan to become immediately taxable to any Member under Code Section 409A, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan, and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A; provided, however, that the Company shall have no liability to any Member, designated beneficiary or other person with respect to any such amendment or actions, or the failure to adopt any such amendment or take any such actions.

8.2 Rights to Terminate. Except as provided in Section 8.1, the Company reserves the right at any time and from time to time in its sole discretion to terminate the Plan in accordance with Code Section 409A. In the event the Plan is terminated, the Employer shall be under no further obligation to provide benefits under the Plan, except to the extent of a Member’s vested Account Balance or Minimum Benefit, as applicable, as of the date of such termination.
Section 9. Construction.
9.1 Governing Law. The provisions of the Plan shall be construed, regulated, administered and enforced according to the laws of the State of Kansas and in a manner consistent with Code Section 409A and the regulations thereunder.
9.2 Terms and Headings. Wherever applicable, any words used herein in the masculine gender shall be construed as though they included the feminine gender, and any words used herein in the singular form shall be construed as though they included in the plural form. Section headings are inserted for convenience of reference and are not to be considered in the construction of the Plan.